Exhibit 99.2

To:	All Axcelis Employees

From:	Mary G. Puma

Date:	February 25, 2008

Re:	Axcelis Response to SHI Proposal

Dear Axcelis Employees,

As you know, our Board of Directors with its financial and legal advisors, have been reviewing the unsolicited proposal that Sumitomo Heavy Industries, Ltd. (SHI) sent to Axcelis, suggesting that SHI acquire all Axcelis common stock for $5.20 per share. Today, our Board of Directors issued a press release rejecting the proposal. Attached is a copy of the press release.

In sum, our Board of Directors concluded that the unsolicited proposal substantially undervalues Axcelis and is not in the best interests of Axcelis shareholders. The Board reiterated its confidence in the long-term potential of our company and our prospects for reclaiming market share and creating value for shareholders    The Board’s priority and focus continues to be to realize this long-term value driven by the innovative products, customer relationships and operational excellence that Axcelis employees have developed.

SHI may respond to our Board with an increased price, or not respond at all or for some time.  Some of our shareholders may publicly comment on the Board’s decision, either in support or not.   These events are all part of being a public company. It is our Board’s job to address these events in the best interests of the Company and all shareholders. The Board wants you to be assured that they will do so.  The most important thing you can do to assist Axcelis and our achievement of our shared long term goals is to stay focused on your responsibilities and not be distracted by these events.

Again, if you receive inquiries on the SHI matter from customers, vendors, business partners, or media we ask you to direct them to the attached press release, which incorporates all there is say on this matter at this time.  If you have any concerns, please contact Lynnette Fallon, our EVP HR/Legal and General Counsel (978-787-4120).

So, I want to thank you for your past and future contributions and assure you that, with your help, Axcelis can reach its potential and return significant value to its shareholders, employees and our community.